TECHNOLOGY CO-DEVELOPMENT AGREEMENT

This Technology Co-Development Agreement (this “Agreement”) is entered into as of December 11, 2023 (“Effective Date”) by and between Wired-4-Tech, Inc. (“Developer”), a Florida Corporation, having a principal place of business at 250 International Parkway, Lake Mary, FL 32746 and Avant Technologies, Inc. (“Client”), having a principal place of business at 5348 Vegas Drive, Las Vegas, NV 89108. Developer and Client are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS Developer is engaged in the business of data infrastructure systems and software application development and possesses certain technical expertise in designing, developing, and testing infrastructure and software; and

WHEREAS Client wishes to engage Developer on an exclusive basis to develop and deliver certain unique and proprietary hardware and software developed and/or customized specifically for Client (collectively, the “Technologies”) and Developer is willing to accept the engagement to develop such Technologies on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and intending to be legally bound, the Parties hereto agree as follows:

1.	ENGAGEMENT OF DEVELOPER

1.1               Scope of Engagement and Exclusivity. Subject to the terms and conditions of this Agreement, Client hereby appoints Developer, and Developer acknowledges and accepts such appointment, as its exclusive co-development partner to design, develop, and implement the Avant AI Software and Submersion Infrastructure Technologies, inclusive of all required technical documentation in accordance with the Specifications, Requirements, and Deliverables (“Specifications”) and the time schedule described in Exhibit A attached hereto and incorporated herein by reference and any other subsequent Exhibits made and agreed to in writing by the Parties later attached (collectively, the “Works”). Developer may use employees and/or contractors capable of designing and implementing the Technologies. Client will cooperate with Developer’s requests for information necessary to accomplish the tasks and objectives for completion of the Works.

1.2              Developer’s Duties and Responsibilities. Developer and Client will jointly define the Specification and Developer will: (a) Perform the Work in accordance with the Specification;

(b) use commercially reasonable efforts to deliver the Technologies to Client by the delivery deadline set out in the time schedule described in Exhibit “A” or as soon as commercially practicable in accordance with the Specifications; and (c) assign a project manager who is responsible for managing the day-to-day activities, reporting and resource allocation. Developer shall be responsible for delivering and performing only those professional services specifically identified in Exhibit “A”.

1.3              Changes to Scope. In the event Client wishes to make any modification to the Specifications, Client must provide a detailed request to Developer in writing specifying the desired changes (“Change Request”). Developer will evaluate each Change Request at its standard rates and charges. Developer shall submit to Client a written proposal to each Client Change Request. Proposal shall include a statement of the availability of Developer’s personnel and resources, as well as any impact the proposed changes will have on the price, delivery dates, deliverables, or warranty provisions of this Agreement (“Change Request Response”). Client shall use its reasonable efforts to accept, reject, or propose modifications to each Change Request Response in a timely manner, following receipt thereof. Upon acceptance by Client of a Change Request Response, the appropriate Statement of Work shall be created or amended by means of a written, jointly executed, exhibit to this agreement.

1.4              Support and Maintenance. Support and maintenance services, updates, versions, or new releases is included in the Agreement between the Parties. Maintenance and support rights or obligations for any third-party products or equipment that are used in the Technologies and are available through the respective vendors or manufacturers of such content and equipment shall be assigned by Developer to Client. Developer shall not use any intellectual property of any third party in the Technologies without Client’s written consent.

1.5               Marketing. Client grants Developer the right to use Client’s name, service marks, and a description of its services in Developer’s marketing materials or other written promotional campaigns. Either Party may elect to issue a press release related to this Agreement with prior written approval from the other Party. The non-issuing Party shall have the right to review and provide edits prior to approval and subsequent publication.

1.6               Independent Contractor. Developer is not an employee of Client. Developer shall not be eligible for any benefits given by Client to its employees. The Parties are and remain independent contractors. At its own expense, Developer may use employees or subcontractors to develop the Technologies or otherwise complete the Work. Nothing in this Agreement will be deemed to create an agency, partnership, or joint venture between the Parties. Neither Party has authority to bind the other or incur any liability or otherwise act on behalf of the other Party.

2.	CLIENT RESPONSIBILITIES

2.1               Assigned Tasks. Client agrees to perform all of the tasks assigned to Client as set forth in this Agreement and to provide all assistance and cooperation to Developer in order to complete timely and efficiently the Work and execute all Change Requests. Client shall be responsible for making, at its own expense, any changes or additions to Clients’ current systems, software, and hardware that may be required to support operation of the Technologies.

2.2               Acceptance Testing. Client shall make available such personnel as necessary for testing the Technologies, training users, and preparing complete acceptance test data for testing the Technologies.

2.3	Lawful Purpose. Client will only use the Technologies for lawful purposes.

3.	ACCEPTANCE OF TECHNOLOGIES

3.1               Acceptance Test Plan. Client shall, in cooperation with Developer, prepare and be responsible for a plan for the Client acceptance test (“Acceptance Test Plan”), with acceptance test procedures suitable for verifying that the Technologies meets the agreed requirements of the Specification. The Acceptance Test Plan shall describe how the Client acceptance test will be carried out and shall contain a detailed description of the tests to be performed, as well as the acceptance criteria.

3.2               Acceptance Period. Client will have the specified number of days following the date of delivery of the Technologies, as set forth in the Specification to inspect, test, and assess the Technologies and determine whether it satisfies the acceptance criteria in accordance with the procedures set forth in the Specification. Client acceptance test shall be performed in accordance with the Acceptance Test Plan.

3.3               Approval. If Client approves the acceptance test, then Client shall give Developer written notice to such effect without undue delay. The acceptance test is deemed to be approved unless Client has notified Developer in writing, within 10 business days after the test was to be completed according to the Acceptance Test Plan, stating that it is not approved. The acceptance test is also deemed to have been approved if Client elects to put the Technologies into production before the test has been approved.

3.4               Rejection. If Client refuses to approve the acceptance test, such rejection shall be explained in writing. If Developer wishes to argue the rejection is unjustified, written notice shall be given to such effect, which notice shall be given within 10 business days. If Client still refuses to approve the acceptance test, the dispute shall be resolved pursuant to Section 11.1 of this Agreement. If Developer does not dispute the rejection, then Developer shall have 30 business days to send Client a timetable for repairing the errors associated with the Technologies. Developer shall give written notice to Client when the repairs have been completed and Client shall promptly resume its acceptance test. The approval period may only commence when the acceptance test has been approved by Client.

4.	COMPENSATION AND PAYMENT

4.1               Fees and Expenses. This Agreement is strictly subject to the Client’s ability to raise working capital to pay for Developer’s software development services as detailed in Exhibits A and B. Client will pay Developer for the Work according to the scope and payment schedule described collectively in Exhibit “A” (attached hereto) and Exhibit “B” to be attached hereto and incorporated herein by reference (“Payment Schedule”) within a commercially reasonable timeframe. A deposit of an amount to be determined and mutually agreed upon by the parties will be required to commence the Work. All payments made to Developer under this Agreement must be in United States currency. When travel is necessary to perform the Work, compensation will include reimbursement of all reasonable and necessary travel, living, and out-of-pocket expenses incurred by Developer in performing the Work, provided such expenses are in-line with Client’s travel policy, the details of which shall be provided to Developer. Developer will obtain Client’s approval for billable travel prior to incurring any expense for such travel. Client will reimburse Developer for the cost of any development software or commercial software libraries that Developer deems necessary to complete the Work, subject to approval by Client.

4.2               Overdue Invoices. Developer’s invoices for fees and expenses, if any, shall be due and payable in full immediately upon receipt by Client. All such fees shall be fully earned when due and non-refundable when paid. Invoices not paid within 5 business days from the invoice due date shall bear interest from the invoice date until paid at a rate of 1.0% percent per month or the maximum rate permitted by applicable law, whichever is less. Developer may suspend all Work after 10 business days of written notice until the amounts outstanding are paid in full.

4.3               Term. This Agreement is effective as of the Effective Date and will continue in full force and effect for three (3) years, with the option to renew for successive terms upon mutual agreement of the Parties in writing. After completion and successful delivery of the accepted software, Developer will provide software maintenance services as provided for in the relevant Exhibits.

4.4               Termination. Each Party may terminate this Agreement due to the insolvency of either party, or upon material breach by the other Party of one or more of the terms and conditions of this Agreement, provided that the breaching Party is notified in writing of the material breach and such breach is not cured within 30 days after receipt of such written notice. Client’s termination of this Agreement will not relieve Client of its obligations to pay for any Work performed. If Developer terminates this Agreement due to Client’s default: (a) Client shall, within 30 days of receiving written notice of such termination, deliver to Developer all copies and portions of the Technologies and related materials and documentation in its possession furnished by Developer under this Agreement that have not been fully paid for; and (b) all outstanding invoiced amounts owed to Developer under this Agreement shall become immediately due and payable. Termination for breach will not alter or affect the terminating Party’s right to exercise any other remedy for breach. Client may only terminate this Agreement for uncured material breach. Developer shall have 45 days to cure any material breach related to a defect in the Technologies.

5.	CONFIDENTIALITY

5.1               Client’s Confidential Information. All information relating to Client that is known to be confidential or proprietary, or which is clearly marked as such, will be held in confidence by Developer and will not be disclosed or used by Developer except to the extent that such disclosure or use is reasonably necessary to the performance of the Work.

5.2               Developer’s Confidential Information. All information relating to Developer that is known to be confidential or proprietary, or which is clearly marked as such, will be held in confidence by Client and will not be disclosed or used by Client except to the extent that such disclosure or use is reasonably necessary to the performance of Client’s duties and obligations under this Agreement.

5.3               Survival. These obligations of confidentiality will extend for a period of 10 years after the termination of this Agreement, but will not apply with respect to information that is independently developed by the Parties, lawfully becomes a part of the public domain, or of which the Parties gain knowledge or possession free of any confidentiality obligation.

6.	INTELLECTUAL PROPERTY RIGHTS

6.1               Work Made for Hire. Developer agrees that the development of the Technologies (but excluding Developer Tools) is “work made for hire” within the meaning of the Copyright Act of 1976, as amended from time to time, and that the Technologies shall be the sole property of Client. “Developer Tools” means the materials, information, trade secrets, generic programming codes and segments, algorithms, methodologies, processes, tools, data, documents, notes, programming techniques, reusable objects, routines, formulae and templates that: (a) are developed prior to the Agreement effective date and utilized by Developer to facilitiate the development of the Technologies; (b) are designed to perform generalized functions not specific to the particular requirements of Client or the Technologies; (c) do not contain any of Client’s Confidential Information or other information or items provided by Client; and (d) cannot reasonably be expected to provide Client an advantage over its competitors.

6.2               Assignment. To the extent any Work performed by Developer does not qualify as a “work made for hire” under applicable law, Developer hereby irrevocably and unconditionally assigns to Client, without further compensation, all of its right, title and interest in and to the Technologies in the United States and elsewhere. This assignment is conditioned upon full payment of the compensation due to Developer under this Agreement. To the extent any of Developer’s rights in the Technologies, including without limitation any moral rights, are not capable of assignment under applicable law, Developer hereby irrevocably and unconditionally waives all enforcement of such rights to the maximum extent permitted under applicable law. Developer will assist Client in obtaining and enforcing patent, copyright and other forms of legal protection for the Technologies in any country. Upon request, Developer will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by Client to assign the Technologies fully and completely to Client and to enable Client, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages of the Technologies at no charge to Client; however, Client shall reimburse Developer for reasonable out-of-pocket expenses.

6.3               Reversion of Intellectual Property Ownership of Works Made for Hire. Except as otherwise specified in this Agreement, in the event of termination of this Agreement due specifically to Client insolvency, all Client ownership rights in the Technologies delievered as Works Made for Hire under this Agreement shall revert to Developer. Any license agreements granted by Client prior to such termination shall remain in full force and effect, with the Client licensee becoming a direct licensee (“Reverted Licensee”) of Developer. In the event that a Client sublicensee becomes a Reverted Licensee under this section, Developer shall retain the right to receive and collect all payments and fees due under that license from the Reverted Licensee. Developer agrees to pay any outstanding portions of payments invoiced prior to termination of this Agreement that were originally due Client and that are recorded on Client’s balance sheet as outstanding Accounts Receivable to Client. Developer shall make timely reporting of Reverted Licensee payments received and also maintain appropriate records as required hereunder showing the distribution of the outstanding payments between Developer and Client. Developer further agrees that such reversion of intellectual property ownership rights as specificed under this clause will constitute “payment in full” for any outstanding and unbilled invoices owed to Developer by Client at the time termination of the Agreement.

7.	WARRANTIES AND DISCLAIMERS

7.1               Software. The Software furnished under this Agreement is provided on an “as is” basis, without any warranties or representations express, implied or statutory, including without limitation, warranties of quality, merchantability, or fitness for a particular purpose. Nor are there any warranties created by a course of dealing, course of performance or trade usage. Developer does not warrant that the software will meet client’s needs or be free from errors or that the operation of the software will be uninterrupted. The foregoing exclusions and disclaimers are an essential part of the Agreement and formed the basis for determining the price charged for the Software.

7.2               Performance Standard. Developer warrants the Technologies will work in accordance with the written approved specifications and any agreed upon change orders. Client’s exclusive remedy for the breach of this warranty will be the re-performance of the Work within a commercially reasonable time. In the event that Developer in unable to cure such performance standard breach within a reasonable and mutually agreed upon timeframe, client will have the right to terminate this agreement in whole or in part pursuant to the terms in Section 4.4. THIS WARRANTY IS EXCLUSIVE AND IS IN LIEU OF ALL OTHER WARRANTIES AND ANY ORAL OR WRITTEN REPRESENTATIONS, PROPOSALS, OR STATEMENTS MADE ON OR PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT.

7.3               No Infringement. Developer warrants the Technologies will not infringe on any copyright, patent, trade secret or other intellectual property interest of any third party. Developer will indemnify and hold Client harmless from and against all such infringement claims, losses, suits and damages including, but not limited to attorney’s fees and costs. Following any bona-fide claim of infringement, Developer shall promptly correct the Technoligies, in substance and/or design, so as not to be infringing, or secure (at its own expense) the right of Client to use the Technologies without infringement.

7.4               No Third-Party Warranties. Developer makes no warranty of any kind, whether express or implied, with regard to any products, software, content, equipment, or hardware obtained from third parties.

7.5               No Other Warranties. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE ONLY WARRANTIES GRANTED BY DEVELOPER AND DEVELOPER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.	NON-SOLICITATION

During the period of this Agreement and for 5 years thereafter, regardless of the reason or cause for that termination, neither Party will directly or indirectly engage in any conduct that will substantially diminish the value of the other Party’s business including, without limitation: (a) solicit or attempt to solicit any business from any of the other Party’s customers, clients, or prospects; or (b) offer employment to or hire any employee or subcontractor of the other Party.

9.	GENERAL CONDITIONS

9.1               Governing Law. This Agreement is governed by the laws of the United States and the state of Nevada, without reference to rules governing choice of laws. If any dispute arises concerning this Agreement, venue shall be laid exclusively in the state and federal courts of Las Vegas, NV which shall have exclusive jurisdiction over such dispute and the Parties consent to the personal jurisdiction of such courts. If legal action or other proceeding of any nature whatsoever is brought in connection with any dispute arising out of this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party all attorneys’ fees and costs incurred by the prevailing Party in connection with such dispute.

9.2               Excusable Delays; Force Majeur. Developer shall not be responsible for delays or failures in performance resulting from acts beyond the control of Developer, including, without limitation, acts of God, strikes, riots, acts of war, epidemics, fire, communication and power line failures, earthquakes, and hurricanes.

9.3               Assignment. The rights, duties, and privileges of a Party to this Agreement shall not be transferred or assigned by it, in whole or in part, without the prior written consent of the other Party. If Client sells its business to a third party, such consent by Developer will not be unreasonably withheld.

9.4               Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto. This Agreement may not be amended except by a writing signed by an authorized representative of both Parties.

9.5               Severability. In case of any one or more of the provisions of this Agreement should be held invalid, illegal or unenforceable, each such provision shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable, or if it cannot be so modified, then severed, and the remaining provisions contained in this Agreement shall not in any way be affected or impaired.

9.6               No Waiver. Neither Party’s failure to enforce strict performance of any provision of this Agreement will constitute a waiver of a right to subsequently enforce such a provision. No modification, extension or waiver of this Agreement shall be valid unless made in writing and signed by an authorized representative of the Party to be charged. No written waiver shall constitute, or be construed as, a waiver of any other obligation or condition of this Agreement.

9.7               Notices. All notices, demands or other communications required or permitted to be given under this Agreement by either Party to the other may be effected either by personal delivery in writing or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the other Party at the address appearing in the introductory paragraph of this Agreement, but each Party may change such address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of two (2) days after mailing.

9.8	Counterparts. The Parties may execute this Agreement in multiple counterparts,

each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of all Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile, email or other electronic transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, as of the Effective Date.

	CLIENT:	DEVELOPER:
By:	/s/ Timothy Lantz	By:	/s/ Paul Averill
Name:	Timothy Lantz	Name:	Paul Averill
Title:	CEO	Title:	CEO
Date:	12/11/2023	Date:	12/11/2023

Exhibit A

Initial Planned Scope of Work

Phase 1a – High Density Compute Infrastructure

1.	Create detailed base/reference architecture and design specifications for a market-differentiated, proprietary Avant Technologies submersion cooling infrastructure for customer on-premise and data center deployment including, but not limited to:
a.	Submersion cooling pod
b.	Submersion cooling system and processes
c.	Recommended rack configurations tailored to specific AI/ML/Big Data use cases
2.	Support Client in vendor selection and supply/production sourcing to actualize approved solution designs for commercial deployment
3.	Provide technical consulting and design modifications/customizations for Client customers/partners as requested
4.	Support Client in identifying and pursuing intellectual property protection for any and all patentable components and/or design/workflow elements

Phase 1b – Software Specification for High Density Compute Environment

1.	Ensure that client customers/partners can access Avant system within their own colocation/data center environments
2.	Create detailed functional specifications for the required software applications needed to manage Avant’s “Bare Metal as a Service’ product offering aimed at deploying high-density compute infrastructure directly at customer locations on-premise.
a.	Specific modules may include, but are not limited to the following:
i.	Develop Inventory management system
ii.	Develop Network monitoring and alert system
iii.	Develop Maintenance dispatch system by location
iv.	Develop and Implement payment portal for customers
v.	Develop and Implement CRM system
vi.	Develop and Implement website and ecommerce ordering system
vii.	Provide Software maintenance
viii.	Manage environment and monitoring of submerged co-located devices
b.	Specifications should be written such that Avant’s initial investment in development of the management software suite can be leveraged to the maximum extent possible across all three planned phases of Avant’s go-to-market plan:
i.	Phase 1 – Bare Metal/Infrastructure-as-a-Service
ii.	Phase 2a – Avant owned co-location data centers
iii.	Phase 2b – Distributed Supercomuter Network (“AI Fabric”)

Phase 2 – Avant Distributed Supercomputer Network Software (“AI Fabric”)

1. Develop software application modules based on approved Phase 1b specifications for Phase 2 offerings – specifically Avant co-location AI data centers and Distributed Supercomputer Network.

Exhibit B

Fees and Payment Schedule

To be appended within commercially reasonable timeframe based on final approved Exhibit A scope and pricing.